Exhibit 10.1
ISABELLA BANK CORPORATION
RETIREMENT BONUS PLAN
July 1, 2008

ISABELLA BANK CORPORATION
RETIREMENT BONUS PLAN
     Isabella Bank Corporation (Isabella) established a nonqualified plan of deferred compensation benefits for its eligible employees effective January 1, 2007, pursuant to Section 409A of the Internal Revenue Code. The Plan is intended to postpone taxation of such deferred compensation benefits until those benefits are paid to the employees as provided in the Plan. The provisions of this Plan are hereby restated on and after July 1, 2008, as set forth below.
Section 1. Purpose.
     The Plan is intended to provide eligible employees with additional compensation, payable as set forth in the Plan, in order to reward the individuals who contribute to the success of Company.
Section 2. Definitions.
     The following words and phrases shall, when used in this Plan, have the meanings set forth below unless their context clearly indicates otherwise:
     2.01 Administrator or Plan Administrator means Isabella which may, from time to time in its sole discretion, appoint a person or persons to assist in the administration of the Plan.
     2.02 Allocation Date means March 31, June 30, September 30 or December 31 of each Plan Year.
     2.03 Board of Directors means Company’s governing body according to law and Company’s governing documents.
     2.04 Change of Control means a sale which results in a change in the ownership of Company, a change in the effective control of Company, or a change in the ownership of a substantial portion of Company’s assets. The change shall not be deemed a “Change of Control” for purposes of this Plan unless the change (whether made in a single transaction or in successive multiple transactions) effectively transfers the controlling interest of Company to an unrelated third party(ies) (as defined under the attribution rules of Code Sections 318 and 414) and said change results in the unrelated third party(ies) owning more than fifty percent (50%) of the fair market value or the total voting power of the stock of Company. In addition to the foregoing, the Change of Control must satisfy the provisions of Q & A-11 through 14 of IRS Notice 2005-1 and IRS. Reg. 1.409A-3(i)(5) and subsequent guidance.
     2.05 Code means the Internal Revenue Code of 1986, as amended.

     2.06 Committee or Administrative Committee means the committee described in Section 15.
     2.07 Company means Isabella Bank Corporation, Isabella Bank or their respective successor or successors, and any other entity whose Board of Directors authorizes participation in this Plan where Isabella by its Board of Directors has approved such participation.
     2.08 Deferred Compensation Account or Account means the bookkeeping account maintained on behalf of Participant to record Company contributions made pursuant to Section 4.01.
     2.09 Disability means Participant is:
          (a) unable to engage in any substantial gainful activity by reason of any medically determinable or physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or
          (b) by reason of any medically determinable or physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering Employees of Company.
     2.10 Early Retirement Age means Participant’s attainment of age 55.
     2.11 Effective Date means July 1, 2008, the date on which the provisions of this restated Plan become effective.
     2.12 Employee means an individual who is employed by Company on January 1, 2007, and who is a participant in Company’s frozen Executive Supplemental Income Agreement, provided the individual is an officer of Company and has completed at least ten (10) years of service with Company as of December 31, 2006. Company has sole and exclusive discretion to add new Participants to the Plan by authorizing such participation pursuant to action of Company’s Board of Directors.
     2.13 Just Cause means that Company has determined in its sole and exclusive discretion that Participant has engaged in theft, fraud, embezzlement or willful misconduct. In the event Participant is discharged for Just Cause, Participant agrees to consent to the revocation of the benefit payable under the Plan. In the event of such revocation, this Plan shall be null and void with respect to the affected Participant, and the Participant shall not have a claim under the Plan against Company.
     2.14 Normal Retirement Age means Participant’s attainment of age 65.
     2.15 Participant means an Employee who participates in the Plan.
     2.16 Plan means the Isabella Bank Corporation Retirement Bonus Plan, as amended from time to time.

     2.17 Plan Year means the consecutive 12-month period beginning on January 1 and ending on December 31.
     2.18 Retirement means, with respect to a Participant, severance from service with Company for any reason on or after the attainment of Early Retirement Age; provided, however, with respect to a Participant who is entitled to a distribution on account of Participant’s Disability or Separation From Service, Retirement means the later of attainment of Early Retirement Age or Participant’s actual severance date.
     2.19 Separation From Service means Participant’s severance of employment with Company either voluntarily or involuntarily without Just Cause, within the 30-day period preceding or the 12-month period following a Change of Control.
     2.20 Similar Arrangement means an agreement, method, program or other arrangement sponsored by the Company with respect to which deferrals are treated as having been deferred under a single plan under IRS Reg. 1.409A-1(c)(2).
Section 3. Participation/Establishment of Accounts.
     3.01 Initial Participation. Any individual who was an eligible Employee on January 1, 2007, commenced participation in the Plan on said date.
     3.02 Subsequent Participation. Any individual who becomes eligible to participate in the Plan after the Effective Date shall commence participation in the Plan on the date the Committee determines, in its sole discretion.
     3.03 Accounts. Company agrees to create a Deferred Compensation Account to be maintained on the books of Company in the name of each Participant, as described in Section 4 below.
Section 4. Allocations to Account.
     4.01 Company Contributions. Each Participant who commences participation in the Plan on January 1, 2007, had an initial amount credited to his Deferred Compensation Account on said date. Subsequent amounts shall be credited to Participant’s Deferred Compensation Account on each Allocation Date thereafter. The amount of the initial allocation and Participant’s annual allocation shall be determined pursuant to a payment schedule adopted in the sole and exclusive discretion of the Board of Directors, as set forth in the Addendum to this Plan, as amended from time to time. Following the initial allocation, one-fourth (1/4) of each annual allocation shall be credited to Participant’s Deferred Compensation Account on the applicable Allocation Date, provided Participant is employed by Company on the Allocation Date.
     4.02 Earnings Allocation. Subject to Section 10, amounts credited to Participant’s Deferred Compensation Account shall be adjusted on each Allocation Date for earnings as described in this Section 4.02. Such adjustments shall continue quarterly until the date when all benefits payable under the Plan have been distributed to Participant. The income allocated to

Participant’s Deferred Compensation Account shall be the mid-term applicable federal rate (as defined in Code Section 1274(d)) for January 1 of the calendar year in which the income is credited, such interest to be compounded annually.
     Company does not guarantee the preservation of the principal amount credited to Participant’s Account or a minimum rate of return on any such investments.
Section 5. Vesting.
     Subject to satisfying the distribution events set forth in Section 6 below, Participant’s interest in his Deferred Compensation Account shall be 100% vested and nonforfeitable upon the first to occur of a Participant’s Retirement, Separation From Service or experiencing a Disability. Notwithstanding the provisions of Section 4.01, in the event of Participant’s Separation From Service or Disability, Participant’s interest in his Deferred Compensation Account balance shall be the amount he would have received at Early Retirement Age had he continued to participate in the Plan and retired upon reaching Early Retirement Age; provided, however, if the Participant elects a delayed distribution date (not to exceed the Participant’s attainment of Normal Retirement Age), in accordance with Section 6.02, Participant’s vested interest in his Deferred Compensation Account shall be the amount he would have received on the delayed distribution date had he continued to participate in the Plan and retired on the delayed distribution date.
Section 6. Commencement of Distribution.
     6.01 Distribution Dates. The form and manner in which distributions will be made from the Plan shall be determined in accordance with Section 7 below. No amount standing from time to time to the credit of Participant in his Deferred Compensation Account shall be assignable or alienable by Participant, nor may any such payment be used as collateral or in any other fashion by Participant prior to payment by Company. Subject to Section 6.03 below, no amount standing from time to time to the credit of Participant in his Deferred Compensation Account shall be payable to Participant until the earliest of the following distribution dates:
          (a) Participant’s Retirement date;
          (b) The date of Participant’s Separation From Service; or
          (c) The date of Participant’s termination of employment on account of his Disability.
     6.02 Time of Distribution. When the amounts credited to Participant’s Deferred Compensation Account become payable pursuant to Section 6.01 (a) or (b) above, distribution of such benefit shall begin on the first day of the seventh month after the first Allocation Date that immediately follows the earliest distribution date, or as soon as administratively practicable thereafter. Distribution of a benefit payable pursuant to Section 6.01(c) above shall begin on the first day of the first month after the Allocation Date that immediately follows the event, or as soon as administratively possible thereafter.

          Notwithstanding the foregoing, Participant may elect a delayed distribution date. The delayed distribution date may be a specific future date or the attainment of a specified age by the Participant (not to exceed the Participant’s attainment of age 65), so long as the delayed distribution date is:
          (a) requested at least twelve (12) months prior to the earliest distribution date;
          (b) the election does not take effect until at least twelve (12) months after the date on which the election is made; and
          (c) the payment is postponed for a period of not less than five (5) years from the date the payment would otherwise have been made.
     6.03 Accelerating the Time of Payment. Notwithstanding the distribution dates set forth in Section 6.01 above, an early distribution may be made as soon as administratively possible in accordance with IRS Reg. 1.409A-3(j)(4) and subsequent guidance following the occurrence of any of the following events :
          (a) to fulfill the requirements of a domestic relations order;
          (b) as necessary to comply with a certificate of divestiture as defined in Code Section 1043(b)(2);
          (c) to make payment of certain employment and/or income taxes;
          (d) de minimis cashout amounts not exceeding $10,000; or
          (e) certain arrangement terminations of the Plan as described in Section 11 below.
     In the case of an accelerated payment due to Section 6.03(a) above, a payment under the Plan may be made to an individual other than the Participant to the extent necessary to fulfill the terms of a domestic relations order that is issued by a court of competent jurisdiction. The Plan’s rules regarding changes in the time and form of payment do not apply to changes in the time and form of payment that are required by such a domestic relations order, so long as the payment that is made pursuant to the domestic relations order will be made to the alternate payee who is named in the domestic relations order and not to the Participant. The Plan will make such a payment at the time and in the form specified in the domestic relations order. If the domestic relations order requires that the alternate payee be given an election as to the time and form of payment, the Plan will follow such an alternate payee’s election of a time and form of payment so long as the alternate payee makes said election in accordance with the Plan’s rules and procedures relating to time and form of payment elections. The Plan may make such a payment to someone other than a Participant pursuant to a domestic relations order only with regard to deferrals resulting from Compensation paid for services that were rendered after December 31, 2004, and investment gains and losses thereon. The Participant to whom the domestic relations order relates must pay to the Company whatever amount is charged by the Company for processing the domestic relations order and making the payment to someone other than the

Participant. This payment to the Company cannot be deducted from the amount credited to the Participant’s Plan Account.
     6.04 Delaying Payments Under Certain Circumstances. A payment may be delayed in accordance with IRS Reg. 1.409A-2(b)(5) (and such other guidance published after the Effective Date) under the following circumstances as described in the Regulation:
          (a) Payments subject to Code Section 162(m) where the Company reasonably anticipates that its deduction with respect to such payment would be limited or eliminated by the application of Code Section 162(m).
          (b) Payments that would violate a loan covenant or similar contractual requirement of the Company, where such violation would cause material harm to the Company and the Company entered into the agreement or covenant for legitimate business reasons and not to avoid restrictions under Code Section 409A;
          (c) Payments that would violate Federal securities laws or other applicable laws; or
          (d) Such other events and conditions as permitted by applicable law.
          Any missed or delayed payments (and the related earnings) shall be made to Participant’s Deferred Compensation Account at the earliest date on which Company reasonably anticipates that the payment will not cause the harm to be avoided by the application of this Section 6.04.
Section 7. Manner and Form of Distribution.
     7.01 Manner of Payment. Upon the occurrence of a distribution event set forth in Section 6, Participant shall receive payment in cash of the balance in his Deferred Compensation Account maintained with Company, if any, remaining after the last Allocation Date occurring in the calendar year of the distribution event, but after the date of the distribution event.
     7.02 Form of Payment. Subject to Section 11, the Participant’s benefit payable from his Deferred Compensation Account shall be distributed in a single cash lump sum, unless, with respect to benefits payable under Sections 6.01(a) and (c), (1) the Participant elects, on his initial election form, to receive his benefit in installments, or (2) the Participant changes his election of the form of payment from a lump sum to installments by submitting an amended election form to the Committee in accordance with the procedures set forth in Section 6.02 above.
          Installment payments made under this Section 7.02 shall be equal monthly installments payable over a period of ten (10), fifteen (15) or twenty (20) years, said installment payments to be treated as a single payment pursuant to IRS Reg. 1.409A-2(b)(2)(iii) and future guidance; provided, however, pursuant to IRS Reg. 1.409A-2(j)(1) and any other applicable law, if Participant dies after the installment payments have commenced, but before all installment payments have been made, all remaining payments shall be aggregated and distributed to Participant’s beneficiary in a single cash payment.

     The lump sum, or if applicable, monthly installment payment(s) to which the Participant would have been entitled during the first six months following the date of his severance on account of Retirement or Separation From Service shall be aggregated (if applicable) and paid on the first day of the seventh month following the date of Participant’s severance on account of Retirement or Separation From Service. The six month postponement that is imposed by this Section 7.02 shall not apply to (1) a payment due pursuant to a domestic relations order; (2) a payment that is necessary to comply with a certificate of divestiture as defined in Code Section 1043(b)(2); or (3) a payment of employment taxes that is described in IRS Reg. 1.409A-3(h)(2)(v).
     Notwithstanding the foregoing, the Committee shall interpret all provisions relating to changing the form of benefit payment under this Section 7.02 in a manner that is consistent with Code Section 409A and other applicable tax law, including but not limited to Treasury guidance or Regulations issued after the Effective Date.
Section 8. Conditions.
     (a) Normal Employment. The payment of benefits under this Plan to Participant is conditioned upon Participant’s continuous employment (periods of temporary disability and authorized leaves of absence shall be considered as periods of employment) with Company from the date of execution of this Plan until the date Participant reaches Retirement. Payment is further conditioned upon Participant’s compliance with the terms of this Plan so long as Participant lives and payments are due under the terms of this Plan. However, in the event of a Change of Control, continuous employment of Participant shall be required only until the date of Participant’s voluntary termination or discharge without Just Cause.
     (b) Service. Payment of benefits is also conditioned upon Participant rendering such reasonable business consulting and advisory services as Company’s Board of Directors may call upon Participant to provide, for a period from Participant’s Early or Normal Retirement Age (whichever is applicable) until Participant’s death, or until prior Disability.
          (1) It is understood that such services shall not require Participant to be active in Company’s day-to-day activities, and that Participant shall perform services as requested by management.
          (2) It is further understood that Participant shall be compensated for such services in an amount to the then agreed upon, and shall be reimbursed for all expenses incurred in performing such services.
     (c) Noncompetition. Payment of benefits is further conditioned upon Participant not acting in any similar employment capacity for any business enterprise which competes to a substantial degree with Company, or any affiliate of Company (as defined in Rule 144 under the Securities Act of 1933, as amended), nor engaging in any activity involving substantial competition with Company or any affiliate, during employment with Company or any affiliate, after retirement from Company or any affiliate, or after prior Disability while receiving benefits under this Plan. In the event of violation of this provision, all future payments (if any) shall be cancelled and discontinued. The Board of Directors may waive these conditions.
Section 9. Death Benefit.
     No death benefit shall be payable under the Plan; however, if Participant has elected an installment form of payment and the installments have commenced, then a benefit shall be payable to the Participant’s beneficiary as provided in Section 7.02 above.
Section 10. Unsecured Unfunded Plan.
     Participant’s Deferred Compensation Account shall be a bookkeeping account only, and Company shall not be required in any way to fund the Account. Company shall have no obligation to set aside, earmark, or entrust any fund, policy or money with which to pay its obligation under this Plan. Participant, or any successor in interest, shall be and remain a general creditor of Company with respect to amounts deferred under this Plan in the same manner as any other unsecured creditor who has a general claim for an unpaid liability. Company shall be the sole owner and beneficiary of any assets acquired for its general account under this Plan. Company shall not make any loans or extend credit to Participant, or any successor in interest, which shall be offset by benefits payable under this Plan.
     Notwithstanding the foregoing, Company may enter into a trust agreement (“Trust Agreement”), whereby Company may agree to contribute to a trust (“Trust”) sums for the purpose of accumulating assets to fund benefit payments to Participants under the Plan. Company may contribute amounts to the Trust from time to time as determined by the Board of Directors of Company. Such Trust Agreement shall be substantially in the form of the model trust agreement set forth in Revenue Procedure 92-64, or any subsequent Internal Revenue Service Revenue Procedure, and shall include provisions required in such model trust agreement that all assets of the Trust shall be subject to the creditors of Company in the event of insolvency.
Section 11. Plan Amendment and Termination.
     Isabella may amend or terminate the Plan by action of its Board of Directors at any time in its sole discretion without the consent of Participant. No amendment or termination shall adversely affect the benefit to which Participant is entitled under the Plan prior to the date of such amendment or termination.
     In the event of Plan termination, all amounts credited to Plan Accounts shall be retained by the Company and paid pursuant to Participant elections that have been made in accordance with the Plan. Notwithstanding the foregoing, Plan Accounts shall be paid to Plan Participants on Plan termination if, and only if, at least one of the three circumstances described in (a), (b) and (c) below is true as to the Plan.
(a)	General Rule. Payment of all benefits shall occur on Plan termination if the Company meets all of the requirements listed in (1), (2), (3) and (4) below.

(1)	The Company and all participating Companies terminate and liquidate all Similar Arrangements with regard to which the Participant made deferrals if said Arrangements would be combined with the Plan under the plan aggregation rules of IRS Reg. 1.409A-1(c)(2). All such terminations shall be effective as of the effective date of the termination of this Plan.

(2)	No payments in liquidation of the Plan (other than those otherwise payable under the terms of the Plan and all Similar Arrangements maintained by the Company and all participating Companies absent termination of the Plan and the Arrangements) are made within 12 months following the termination of the Plan and the Similar Arrangements, and all payments on liquidation of the Plan are completed within 24 months after the termination of the Plan and those Similar Arrangements.

(3)	The Company and all participating Companies do not adopt any new plan or arrangement that would be combined with the Plan under the plan aggregation rules of IRS Reg.1.409A-1(c)(2) for a period of three years following the date of Plan termination, if the same individual participated in both the Plan and the new arrangement at any time during said three-year period.

(4)	The termination and liquidation does not occur proximate to a downturn in the financial health of the Company or any of the participating Companies.
(b)	Change of Control Rule. If the Plan is terminated during the 30-day period preceding or the 12-month period following a Change of Control event, then (1) all amounts credited to the Participant’s Plan Account shall be paid to Participant within this period in one lump sum, and (2) the Company shall, within the period, also terminate all Similar Arrangements and pay in one lump sum all amounts credited to all accounts under all such Arrangements within said period. A Change of Control event shall have occurred for purposes of this Section 11(b), only if it has occurred as defined in Code Section 409A(a)(2)(v) and the related regulations.

(c)	Dissolution or Bankruptcy. The Plan may be terminated upon a dissolution of the Company that is taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 USC Section 503(b)(1)(A), provided that in either case the amounts deferred under the Plan are included in each of the respective Participant’s gross income by the latest of (1) the calendar year in which the Plan termination occurs, (2) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture, or (3) the first calendar year in which the payment is administratively practicable.

Section 12. Expenses and Taxes.
     Company shall pay all costs, charges and expenses relating to the establishment and operation of the Plan. However, all taxes, with the exception of Company’s portion of social security and medicare taxes, shall be the responsibility of Participant.
Section 13. Nonassignability.
     The benefits payable under the Plan and the right to receive future benefits under the Plan may not be anticipated, alienated, pledged, encumbered or subject to any charge or legal process, and if any attempt is made to do so, or if a person eligible for any benefits becomes bankrupt, the interests under the Plan of the person affected may be terminated by the Administrator which, in its sole discretion, may cause the same to be held or applied for the benefit of one or more dependents of such person or make any other disposition of such benefits that it deems appropriate.
Section 14. Employment Status.
     The Plan does not, and will not, give any Participant the right to continue as an Employee of Company, nor will the Plan confer any right to any benefit under the Plan unless such right has specifically accrued under the terms of the Plan.
Section 15. Administration.
     The Board of Directors shall appoint an impartial Administrative Committee consisting of individuals who are not participants in the Plan. The Administrative Committee shall have the sole and exclusive discretionary authority to construe and interpret the terms and provisions of this Plan, make factual determinations and decide all questions of eligibility and the amount and time of any benefit payment. Benefits under the Plan shall be paid only if the Committee decides in its discretion that the Participant is entitled to them and all interpretations of the Committee shall be final and binding on all persons. No member of the Administrative Committee shall, in any event, be liable to any person for any action taken or omitted in connection with the interpretation, construction or administration of this Plan, so long as such action or omission to act be made in good faith. In no event, however, shall the provisions of Section 10 or any other provisions in this Plan prevent Participant from seeking legal recourse for any claim he may have under this Plan.
     The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing this Plan as it shall, from time to time, deem advisable. It may delegate such ministerial functions as necessary for the operation of the Plan to its agents, including, but not limited to:
          (a) maintenance of rules determining eligibility for participation and benefits;
          (b) maintenance of records and bookkeeping, including but not limited to the amount payable by Company to Participants;

          (c) calculation and payment of benefits;
          (d) making recommendations to the Administrator with respect to Plan administration; and
          (e) establishing and carrying out a funding policy and method consistent with the objectives of the Plan.
     The Committee’s interpretations and determinations shall be final and binding on all persons and parties concerned. The Committee may make such provision to withhold any taxes which it is required to withhold from any applicable benefit payment. Participant, however, shall be responsible for the payment of all individual tax liabilities relating to any such payment.
Section 16. Claims Procedure.
     16.01 Presentation of Claim. Any Participant (such Participant being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.
     16.02 Notification of Decision. The Committee shall consider a Claimant’s claim within a reasonable time, but no later than ninety (90) days after receiving the claim. If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial ninety (90) day period. In no event shall such extension exceed a period of ninety (90) days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination. The Committee shall notify the Claimant in writing:
          (a) that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or
          (b) that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:
               (i) the specific reason(s) for the denial of the claim, or any part of it;
               (ii) specific reference(s) to pertinent provisions of the Plan upon which such denial was based;
               (iii) a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary;

               (iv) an explanation of the claim review procedure set forth in Section 16.03 below; and
               (v) a statement of the Claimant’s right to bring a civil action following an adverse benefit determination on review.
     16.03 Review of a Denied Claim. On or before sixty (60) days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. The Claimant (or the Claimant’s duly authorized representative):
          (a) may, upon request and free of charge, have reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits;
          (b) may submit written comments or other documents; and/or
          (c) may request a hearing, which the Committee, in its sole discretion, may grant.
     16.04 Decision on Review. The Committee shall render its decision on review promptly, and no later than sixty (60) days after the Committee receives the Claimant’s written request for a review of the denial of the claim. If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial sixty (60) day period. In no event shall such extension exceed a period of sixty (60) days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination. In rendering its decision, the Committee shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The decision must be written in a manner calculated to be understood by the Claimant, and it must contain:
          (a) specific reasons for the decision;
          (b) specific reference(s) to the pertinent Plan provisions upon which the decision was based;
          (c) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant to the Claimant’s claim for benefits; and
          (d) a statement of the Claimant’s right to bring a civil action following a final adverse decision.

     16.05 Legal Action. A Claimant’s compliance with the foregoing provisions of this Section 16 is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under this Plan.
Section 17. Binding Effect.
     This Plan shall be binding upon and inure to the benefit of the parties to the Plan and upon the successors and assigns of Company, and upon the heirs and legal representatives of Participant.
Section 18. Incompetency.
     If Company shall find that any person to whom any payment is payable under this Plan is unable to care for his affairs because of illness or accident, any payment due (unless a prior claim therefore shall have been made by a duly appointed guardian, a committee or other legal representative) may be paid to the spouse, a child, a parent, a brother or sister, or a custodian, or to any person deemed by Company to have incurred expense for such person otherwise entitled to payment, in such manner and proportions as Company may determine. Any such payment shall be a complete discharge of the liabilities of Company under this Plan.
Section 19. Severability.
     In the event that any of the provisions of this Plan are held to be inoperative or invalid by any court of competent jurisdiction, then: (1) insofar as is reasonable, effect will be given to the intent manifested in the provision held invalid or inoperative, and (2) the validity and enforceability of the remaining provisions will not be affected thereby.
Section 20. Construction.
     This Plan shall be construed under the laws of the State of Michigan and Code Section 409A and the Treasury guidance and Regulations promulgated thereunder. The invalidity or unenforceability of any one or more provision of the Plan shall not affect the validity or enforceability of the Plan, which shall remain in full force and effect to the extent permitted by law.
     If any provisions of this Plan shall be held illegal or invalid for any reason, said legality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if said illegal and invalid provision had not been included in the Plan.

ISABELLA BANK CORPORATION

Dated:	, 2008	By:

Dennis P. Angner, President/CEO